Exhibit 99.1

News Announcement

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Conference Call:	Today, July 27, 2017 at 9:00 a.m. ET
Dial-in number:	212/231-2908
Webcast:	www.pngaming.com
Replay information provided below

PENN NATIONAL GAMING REPORTS SECOND QUARTER REVENUE

OF $796.5 MILLION AND INCOME FROM OPERATIONS OF

$135.0 MILLION RESULTING IN ADJUSTED EBITDA AFTER

MASTER LEASE PAYMENTS OF $105.2 MILLION

- Property Level EBITDA Exceeds Guidance by $2.5 Million -

- Establishes 2017 Third Quarter Guidance and Raises 2017 Full Year Guidance -

Wyomissing, PA (July 27, 2017) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National,” or the “Company”) today reported operating results for the three months ended June 30, 2017, as summarized below.

Summary of Second Quarter Results

	Three Months Ended June 30,
(in millions, except per share data)	2017 Actual	2017 Guidance (2)	2016 Actual
Net revenues	$796.5	$776.8	$769.4
Net income	$17.1	$20.4	$34.0
Adjusted EBITDA (1)	$219.1	$219.9	$223.8
Master Lease payments	113.9	112.2	110.8
Adjusted EBITDA after Master Lease payments (1)	$105.2	$107.7	$113.0

Diluted earnings per common share	$0.18	$0.22	$0.37

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction was accounted for as a financing obligation.

(2)         The guidance figures in the table above present the guidance Penn National provided on April 27, 2017 for the three months ended June 30, 2017.

Review of Second Quarter 2017 Results vs. Guidance

	Three Months
	Ended
	June 30, 2017
	Pre-tax	After-tax
	(in thousands) (unaudited)
Income, per guidance (1)	$29,278	$20,422

Adjusted EBITDA variances:
Favorable property level variance	2,499	1,512
New Tunica properties post-acquisition EBITDA	3,327	2,116
Severance charges for new Tunica properties	(519)	(330)
Cash-settled stock-based awards variance	(6,092)	(3,874)
Other variance	31	20
	(754)	(556)

Net contingent liability variance, mostly due to Rocket Speed	3,432	2,178
Impairment of Jamul note receivable	(5,635)	(3,583)
Interest income variance from application of cash basis method on Jamul loan	(2,315)	(1,472)
Other variance	(702)	(425)
Tax variance	—	515
Income, as reported	$23,304	$17,079

(1)         The guidance figure in the table above presents the guidance Penn National provided on April 27, 2017 for the three months ended June 30, 2017.

Timothy J. Wilmott, Chief Executive Officer, commented, “Positive customer visitation and spend per visit trends across the majority of our portfolio, along with the continued improvement of our industry-leading tax-adjusted margins, led to a strong second quarter with revenue and Adjusted EBITDA exceeding guidance.  In addition, the second quarter marked the highest percentage of total Adjusted EBITDA derived from assets and operations not subject to the Master Lease since the separation of the Company’s operating assets and real estate assets in 2013.  Reflecting the improved operating environment in our markets and strong third quarter trends to date, we are raising our full year 2017 guidance for revenue, Adjusted EBITDA and Adjusted EBITDA after Master Lease Payments.

“Penn National’s solid second quarter operating cash flows enabled us to reduce traditional debt net of cash at June 30 by over $49 million from March 31 levels, even as we allocated approximately $44 million in cash for the accretive acquisition of the gaming operations of Bally’s Casino Tunica and Resorts Casino Tunica.  We continue to expect Penn National’s net traditional leverage, absent additional strategic growth activity, to be in the mid 2x range with total leverage inclusive of the Master Lease expected to be in the mid 5x range at the end of 2017.”

Broad-based Property Performance Growth Continues

Mr. Wilmott continued, “Our strong broad-based property results include the continued ramp of Penn National’s Massachusetts and Ohio properties, and reflect the resiliency of Hollywood Casino at Charles Town Races in the face of new market competition.  In addition, we saw significant year over year Adjusted EBITDA growth at Penn Interactive Ventures and Prairie State Gaming.

“Overall, second quarter property level Adjusted EBITDA (before contributions from the recently acquired Tunica properties) surpassed guidance by $2.5 million.  Meanwhile, Adjusted EBITDA after Master Lease payments amounted to $105.2 million, which is inclusive of a $2.8 million contribution (net of severance expenses) from the Tunica properties acquired on May 1, and a $6.1 million charge for cash-settled, stock-based awards.  Our reported GAAP second quarter net income includes a $5.6 million non-cash impairment charge, which reflects the Company’s current estimate of the impact of the potential restructuring of the Jamul Indian Village of California’s borrowings under the Term Loan C facility provided by the Company, as well as a $3.4 million positive net contingent liability variance, primarily related to Rocket Speed.

“At Hollywood Casino Jamul-San Diego, we continue to leverage the property’s best-in-market proximity to downtown San Diego and the design and amenity offerings of the market’s newest property.  Since opening in the 2016 fourth quarter we have steadily grown the property player database to more than 140,000 unique players.  Second quarter results at the property continued to show sequential improvement over the 2017 first quarter in most all key performance indicators, including net revenues, EBITDA and EBITDA margins and we continue to be optimistic about this property’s growth potential in the years to come.

“In the two years since acquiring Tropicana Las Vegas, we have undertaken property-wide initiatives to improve the casino floor experience and expand the resort’s non-gaming amenities to allow us to leverage the property’s high quality room base.  Since late 2016, we have added Barista Café, a coffee bar with a grab and go experience, as well as Fresh Mix, a quick serve restaurant with salad and wraps.  In addition, during the second quarter we opened Oakville Steakhouse, a Napa Valley inspired offering featuring premier dry aged beef and the celebrated wines of the region.  Later today, we are opening celebrity chef Robert Irvine’s first signature restaurant in Las Vegas, the Robert Irvine Public House.  This chic, 260-seat tavern concept will bring additional energy and excitement to a central part of the property.  While Tropicana Las Vegas faced significant construction disruption in the first half of 2017 related to the buildout of the new Irvine restaurant and the city’s renovations of the pedestrian sky bridge over Tropicana Avenue leading to MGM Grand, the walkway has now been reopened and the observed incremental foot traffic has been significant.”

Strong Operating Margins, Goals for Further Growth and Diversification of Cash Flows

Mr. Wilmott continued, “With our ongoing focus on driving operating efficiencies and margin expansion, all three of our operating segments generated year over year Adjusted EBITDA and margin growth (when excluding a Tropicana Las Vegas legal settlement which benefited the South/West segment in the second quarter of 2016).  Our ability to consistently improve operating efficiencies resulted in company-wide second quarter Adjusted EBITDA operating margin growth of approximately 30 basis points year over year to 30.2% when excluding the previously mentioned legal settlement and one-time property tax benefits in the 2016 second quarter.  Importantly, we remain committed to leveraging our scale, distribution and purchasing power to drive ongoing margin improvements in the periods ahead.

“During the quarter, we continued to make significant progress in growing and diversifying our Adjusted EBITDA mix with assets that are not subject to the Master Lease.  Adjusted EBITDA for the trailing four quarters from these operations was 14.2% of our total Adjusted EBITDA, or $120.0 million, compared to 11.7% or $99.5 million in the comparable trailing four quarter period.”

Cash Flow Generation and Continued De-Leveraging

“During the first half of 2017, we reduced total traditional net debt by approximately $71.7 million from 2016 year-end levels even as we allocated approximately $5.8 million of capital to initial share repurchases, $44.0 million to accretive transactions and $43.0 million to growth and maintenance cap-ex,” concluded Wilmott.  “Our first half debt reduction, combined with the increase in cash flows generated from our operations, resulted in our traditional debt, net of cash, to total Adjusted EBITDA after Master Lease payments ratio declining to approximately 2.78x at June 30, 2017 from 2.95x at December 31, 2016.  Further leverage reduction remains a strategic priority, as we believe the resulting increase in free cash flow supports our goals of creating shareholder value.

“Gaming trends in our regional markets remain healthy and, when combined with the ability of our operating teams to drive improved Adjusted EBITDA margins and the ongoing ramp of our recently opened or acquired operations, we are raising our guidance for the second half of 2017 by $10.2 million, inclusive of a $7.6 million contribution for our new Tunica properties.  As such, Penn National remains well positioned to deliver continued free cash flow growth and the further enhancement of shareholder value in the second half of 2017.”

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth third quarter and full year 2017 guidance targets for financial results based on the following assumptions:

•                  MGM National Harbor opened on December 8, 2016, impacting Hollywood Casino at Charles Town Races;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Does not anticipate any Adjusted EBITDA contribution from the Company’s agreements with Jamul Indian Village;

•                  Second half 2017 Adjusted EBITDA from the recently acquired Tunica assets of $7.6 million inclusive of one-time acquisition related expenses of $1.7 million.

•                  Full year corporate overhead expenses of $87.5 million, with $19.5 million to be incurred in the third quarter;

•                  Depreciation and amortization charges of $266.7 million, with $66.3 million in the third quarter;

•                  Full year payments to GLPI of $454.8 million (inclusive of $6.0 million attributable to the recently acquired Tunica assets), with $114.0 million in the third quarter;

•                  Maintenance capital expenditures of $78.1 million, with $31.9 million in the third quarter;

•                  Cash interest on traditional debt of $55.3 million, with $22.1 million in the third quarter;

•                  Interest expense of $465.2 million, with $116.7 million in the third quarter, inclusive of interest expense related to the Master Lease financing obligation with GLPI;

•                  Our rent coverage ratio for year four of the Master Lease at June 30, 2017 is 1.83 and we expect to incur a rent escalation of $4.1 million at October 31, 2017, which is the conclusion of year four of the Master Lease, of which $0.7 million will be incurred in 2017 and is reflected in interest expense;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $5.9 million, with $1.3 million to be incurred in the third quarter;

•                  Estimated non-cash stock compensation expenses of $8.1 million, with $2.0 million to be incurred in the third quarter;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 92.8 million shares for the full year; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending September 30,		Full Year Ending December 31,
	2017 Guidance	2016 Actual	2017 Revised Guidance	2017 Prior Guidance (1)	2016 Actual
	(in millions, except per share data)
Net revenues	$790.9	$765.6	$3,120.3	$3,066.1	$3,034.4

Net income	$18.6	$46.5	$54.2	$55.0	$109.3
Income tax provision	15.2	(9.5)	34.6	23.8	11.3
Other	—	(0.4)	25.4	25.2	1.7
Income from unconsolidated affiliates	(4.9)	(3.5)	(19.7)	(19.3)	(14.3)
Interest income	(0.3)	(8.2)	(3.3)	(5.6)	(24.2)
Interest expense	116.7	114.4	465.2	459.6	459.2
Income from operations	$145.3	$139.3	$556.4	$538.8	$543.0
Loss (gain) on disposal of assets	0.2	(2.8)	0.3	0.4	(2.5)
Impairment losses	—	—	5.6	—	—
Insurance recoveries	—	(0.7)	—	—	(0.7)
Charge for stock compensation	2.0	1.5	8.1	8.3	6.9
Contingent purchase price	0.4	—	4.7	14.4	1.3
Depreciation and amortization	66.3	67.9	266.7	270.8	271.2
Income from unconsolidated affiliates	4.9	3.5	19.7	19.3	14.3
Non-operating items for Kansas JV	1.3	2.6	5.9	5.9	10.3
Adjusted EBITDA	$220.4	$211.3	$867.4	$857.9	$843.8
Master Lease payments	(114.0)	(109.7)	(454.8)	(447.7)	(442.3)
Adjusted EBITDA, after Master Lease payments	$106.4	$101.6	$412.6	$410.2	$401.5

Diluted earnings per common share	$0.20	$0.51	$0.59	$0.60	$1.19

(1)         The guidance figures in this column in the table above present the guidance Penn National provided on April 27, 2017 for the full year ended December 31, 2017.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Three Months Ended June 30,		Three Months Ended June 30,		Three Months Ended June 30,
	2017	2016	2017	2016	2017	2016
Northeast (1)	$405,099	$401,516	$108,119	$103,695	$129,876	$127,009
South/West (2)	153,151	140,108	20,062	27,622	35,049	36,472
Midwest (3)	224,847	220,256	59,283	57,446	75,490	73,169
Other (4)	13,366	7,542	(52,475)	(39,426)	(21,277)	(12,870)
Total	$796,463	$769,422	$134,989	$149,337	$219,138	$223,780

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Six Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016	2017	2016
Northeast (1)	$798,564	$794,722	$210,752	$204,616	$256,451	$249,744
South/West (2)	292,970	276,076	47,180	53,607	71,390	71,197
Midwest (3)	453,185	441,334	120,813	115,670	153,596	148,256
Other (4)	27,968	13,741	(103,469)	(84,025)	(40,589)	(32,533)
Total	$1,572,687	$1,525,873	$275,276	$289,868	$440,848	$436,664

(1)         The Northeast reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino.  It also includes the Company’s Casino Rama management service contract.

(2)         The South/West reportable segment consists of the following properties: Zia Park Casino, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, the M Resort, Tropicana Las Vegas, and Bally’s Casino Tunica and Resorts Casino Tunica, which were acquired on May 1, 2017, as well as our management contract with Hollywood Casino Jamul-San Diego, which opened on October 10, 2016.  The South/West segment results include earnings from our May 1, 2017 acquisition of Bally’s/Resorts in Tunica of $2.8 million, inclusive of acquisition related charges of $0.5 million. Our South/West segment results for the three and six months ended June 30, 2016 include a $3.5 million benefit from a litigation settlement gain at the Tropicana Las Vegas, which is partially offset by severance charges and gaming floor disruption.  The South/West segment second quarter results for the prior year also include additional expenses of $1.6 million, which is primarily due to insurance accrual adjustments.

(3)         The Midwest reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Lawrenceburg, Hollywood Casino St. Louis, Prairie State Gaming, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.

(4)         The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives, including Rocket Speed, Inc.

The Other category also includes the Company’s corporate overhead costs, which were $26.0 million and $50.0 million for the three and six months ended June 30, 2017, respectively, as compared to corporate overhead costs of $14.0 million and $34.6 million for the three and six months ended June 30, 2016, respectively. Corporate overhead costs included cash-settled stock-based compensation charges of $9.2 million and $17.6 million for the three and six months ended June 30, 2017, respectively, compared to $0.1 million and $5.0 million for the corresponding period in the prior year. In addition to the increased cash-settled stock-based compensation costs primarily due to the increase of Penn National’s stock price during 2017, the variance in corporate overhead for the three and six months ended June 30, 2017, includes $2.0 million and $2.7 million higher acquisition and development costs and $0.9 million and $1.6 million higher bonus expense due to the Company’s better overall performance against its budget, respectively, as compared to the prior year.

Reconciliation of Comparable GAAP Financial Measures To
Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Net income	$17,079	$5,104	$5,032	$46,535	$34,035
Income tax provision (benefit)	6,225	2,198	2,242	(9,473)	10,804
Other (1)	173	25,183	(299)	(404)	(44)
Income from unconsolidated affiliates	(5,021)	(4,548)	(2,675)	(3,505)	(3,548)
Interest income	(235)	(2,646)	(4,147)	(8,202)	(6,597)
Interest expense	116,768	114,996	113,695	114,349	114,687
Income from operations	$134,989	$140,287	$113,848	$139,300	$149,337
Loss (gain) on disposal of assets	52	(45)	969	(2,781)	441
Charge for stock compensation	1,801	2,173	2,317	1,517	1,582
Contingent purchase price	1,362	2,560	2,388	(30)	119
Impairment charges	5,635	—	—	—	—
Depreciation and amortization	68,969	70,236	71,109	67,903	66,182
Insurance recoveries	—	—	—	(726)	—
Income from unconsolidated affiliates	5,021	4,548	2,675	3,505	3,548
Non-operating items for Kansas JV	1,309	1,951	2,598	2,572	2,571
Adjusted EBITDA	$219,138	$221,710	$195,904	$211,260	$223,780
Master Lease payments	(113,968)	(112,450)	(110,420)	(109,710)	(110,761)
Adjusted EBITDA, after Master Lease payments	$105,170	$109,260	$85,484	$101,550	$113,019

(1)         March 31, 2017 figures include debt extinguishment and financing charges of $25.1 million.

	Six Months Ended
	June 30,
	2017	2016
Net income	$22,183	$57,743
Income tax provision	8,423	18,538
Other (1)	25,356	2,382
Income from unconsolidated affiliates	(9,569)	(8,157)
Interest income	(2,881)	(11,837)
Interest expense	231,764	231,199
Income from operations	$275,276	$289,868
Gain (loss) on disposal of assets	7	(660)
Charge for stock compensation	3,974	3,037
Contingent purchase price	3,922	(1,081)
Impairment charges	5,635	—
Depreciation and amortization	139,205	132,202
Income from unconsolidated affiliates	9,569	8,157
Non-operating items for Kansas JV	3,260	5,141
Adjusted EBITDA	$440,848	$436,664
Master Lease payments	(226,418)	(222,157)
Adjusted EBITDA, after Master Lease payments	$214,430	$214,507

	June 30, 2017	March 31, 2017	December 31, 2016

Cash and cash equivalents	$224,399	$259,488	$229,510

Bank Debt	$812,002	$896,439	$962,703
Notes	399,208	399,227	296,895
Other long term obligations (1)	127,488	127,437	155,936
Total Traditional Debt	$1,338,698	$1,423,103	$1,415,534

Traditional debt, net of cash	$1,114,299	$1,163,615	$1,186,024

(1)         Other long term obligations at June 30, 2017 primarily include $112.2 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $13.8 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA By Segment

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

Three Months Ended June 30, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$108,119	$20,062	$59,283	$(52,475)	$134,989
Charge for stock compensation	—	—	—	1,801	1,801
Impairment losses	—	5,635	—	—	5,635
Depreciation and amortization	21,525	9,353	9,508	28,583	68,969
Contingent purchase price	277	—	16	1,069	1,362
(Gain) loss on disposal of assets	(45)	(1)	88	10	52
Income (loss) from unconsolidated affiliates	—	—	5,286	(265)	5,021
Non-operating items for Kansas JV (1)	—	—	1,309	—	1,309
Adjusted EBITDA	$129,876	$35,049	$75,490	$(21,277)	$219,138

Three Months Ended June 30, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$103,695	$27,622	$57,446	$(39,426)	$149,337
Charge for stock compensation	—	—	—	1,582	1,582
Depreciation and amortization	23,209	8,839	9,460	24,674	66,182
Contingent purchase price	119	—	—	—	119
(Gain) loss on disposal of assets	(14)	11	(52)	496	441
Income (loss) from unconsolidated affiliates	—	—	3,744	(196)	3,548
Non-operating items for Kansas JV (1)	—	—	2,571	—	2,571
Adjusted EBITDA	$127,009	$36,472	$73,169	$(12,870)	$223,780

Six Months Ended June 30, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$210,752	$47,180	$120,813	$(103,469)	$275,276
Charge for stock compensation	—	—	—	3,974	3,974
Impairment losses	—	5,635	—	—	5,635
Depreciation and amortization	44,548	18,570	19,179	56,908	139,205
Contingent purchase price	1,182	—	25	2,715	3,922
(Gain) loss on disposal of assets	(31)	5	29	4	7
Income (loss) from unconsolidated affiliates	—	—	10,290	(721)	9,569
Non-operating items for Kansas JV	—	—	3,260	—	3,260
Adjusted EBITDA	$256,451	$71,390	$153,596	$(40,589)	$440,848

Six Months Ended June 30, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$204,616	$53,607	$115,670	$(84,025)	$289,868
Charge for stock compensation	—	—	—	3,037	3,037
Depreciation and amortization	46,202	17,604	19,028	49,368	132,202
Contigent purchase price	(1,081)	—	—	—	(1,081)
Loss (gain) on disposal of assets	7	(14)	(45)	(608)	(660)
Income (loss) from unconsolidated affiliates	—	—	8,462	(305)	8,157
Non-operating items for Kansas JV	—	—	5,141	—	5,141
Adjusted EBITDA	$249,744	$71,197	$148,256	$(32,533)	$436,664

(1)         Adjusted EBITDA excludes our share of the impact of non-operating items (such as depreciation and amortization) from our joint venture in Kansas Entertainment.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues
Gaming	$680,979	$663,326	$1,342,235	$1,320,027
Food, beverage, hotel and other	152,148	144,390	299,889	282,238
Management service and licensing fees	2,932	2,964	5,259	5,437
Reimbursable management costs	6,387	2,855	13,145	2,855
Revenues	842,446	813,535	1,660,528	1,610,557
Less promotional allowances	(45,983)	(44,113)	(87,841)	(84,684)
Net revenues	796,463	769,422	1,572,687	1,525,873

Operating expenses
Gaming	345,156	339,201	677,209	674,518
Food, beverage, hotel and other	105,231	101,873	206,306	199,952
General and administrative	130,096	109,974	255,911	226,478
Depreciation and amortization	68,969	66,182	139,205	132,202
Reimbursable management costs	6,387	2,855	13,145	2,855
Impairment charges	5,635	—	5,635	—
Total operating expenses	661,474	620,085	1,297,411	1,236,005
Income from operations	134,989	149,337	275,276	289,868

Other income (expenses)
Interest expense	(116,768)	(114,687)	(231,764)	(231,199)
Interest income	235	6,597	2,881	11,837
Income from unconsolidated affiliates	5,021	3,548	9,569	8,157
Loss on early extinguishment of debt	—	—	(23,390)	—
Other	(173)	44	(1,966)	(2,382)
Total other expenses	(111,685)	(104,498)	(244,670)	(213,587)

Income from operations before income taxes	23,304	44,839	30,606	76,281
Income tax provision	6,225	10,804	8,423	18,538
Net income	$17,079	$34,035	$22,183	$57,743

Earnings per common share:
Basic earnings per common share	$0.19	$0.38	$0.24	$0.64
Diluted earnings per common share	$0.18	$0.37	$0.24	$0.63

Weighted-average common shares outstanding:
Basic	90,928	81,647	90,840	81,308
Diluted	93,239	91,486	92,543	91,287

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

The Company’s definition of Adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three and six months ended June 30, 2017 and 2016.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Cash flow distributions	$7,250	$5,950	$13,000	$13,350

The table below summarizes certain cash expenditures incurred by the Company during the periods presented in this earnings release.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Master Lease rental payments	113,968	110,761	226,418	222,157
Cash income tax payments/(refunds)	3,645	348	(5,659)	(12,133)
Cash interest expense on traditional debt	7,923	17,880	24,503	32,214
Maintenance capital expenditures	17,309	17,670	28,287	32,543

Share Repurchase Program

During the Company’s 2017 first quarter, Penn National repurchased 416,886 shares of its common stock at an average price of $13.88 per share.  Pursuant to its current $100 million share repurchase authorization, Penn National has the authority to repurchase an additional $94.2 million by February 2019.  Any future share repurchases will be made in open market or private transactions at prevailing market prices.  No share repurchases were made in the second quarter.

Reconciliation of GAAP to Non-GAAP Measures

In addition to GAAP financial measures, adjusted EBITDA is used by management as an important measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation. Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses adjusted EBITDA as an important measure of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

Adjusted EBITDA after Master Lease payments is a measure we believe provides useful information to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Master Lease payments to GLPI. Finally, adjusted EBITDA after Master Lease payments is the metric that our executive management team is measured against for incentive based compensation purposes.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2908. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  We have also recently expanded into social online gaming offerings via our Penn Interactive Ventures, LLC division and our recent acquisition of Rocket Speed, Inc.  At June 30, 2017, the Company operated twenty-nine facilities in seventeen jurisdictions, including California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada.  At June 30, 2017, in aggregate, Penn National Gaming operated approximately 36,700 gaming machines, 820 table games and 4,800 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition;  expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; the impact of our geographic diversification; our expectations with regard to the impact of competition; our expectations with regard to acquisitions and development opportunities, as well as the integration of any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations regarding economic and consumer conditions; and our expectations for the continued availability and cost of capital.  As a result, actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and adjusted EBITDA margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities or the award of additional gaming licenses proximate to our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the impact of weather;  changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data; factors which may cause the Company to curtail or suspend the share repurchase program; our ability to generate sufficient future taxable income to realize our deferred tax assets; with respect to the recently opened Hollywood Casino Jamul-San Diego, particular risks associated with the repayment, default or subordination of our loans to the Jamul Indian Village Development Corporation (“JIV”), the subordination of our management and intellectual property license fees (including the prohibition on payment of those fees during any default under JIV’s credit facilities), sovereign immunity, local opposition (including several pending lawsuits), access, and the impact of well-established regional competition on property performance;

with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our social and other interactive gaming endeavors, including our recent acquisition of Rocket Speed, Inc., risks related to the social gaming industry, employee retention, cyber-security, data privacy, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative new games that attract and retain a significant number of players in order to grow our revenues and earnings; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming, risks relating to recent acquisitions of additional assets and the integration of such acquisitions, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; with respect to our recent acquisitions in Tunica, risks related to the successful integration of such acquisitions and our ability to realize potential synergies or projected financial results from such acquisitions; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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